NEWS RELEASE FOR IMMEDIATE RELEASE Contact: Melanie Clabaugh (814) 728-7328 melanie.clabaugh@northwest.com www.northwest.bank Northwest Bank Names Joseph Canfield as Chief Accounting Officer COLUMBUS, OHIO (AUGUST 5, 2024) — Northwest Bank, a full- service financial institution offering a complete line of business and personal banking solutions, has named Joseph Canfield as Chief Accounting Officer. In his role, Canfield will oversee accounting operations, Northwest’s SOX program, external reporting and accounts payable. As part of his duties, he will be responsible for supporting the transformation of the bank’s Accounting Department as it deploys new accounting systems to better leverage automation and uses business data to drive deeper insights on a timelier basis. As part of his role, Canfield will be named Northwest’s Principal Accounting Officer on August 6. Canfield brings over 25 years of leadership experience in finance and operations across banking, manufacturing, distribution, technology, real estate and financial services. Most recently, he served as Senior Vice President and Director of Accounting Operations for Huntington National Bank, as well as Treasurer of the Huntington Foundation. He was previously with PricewaterhouseCoopers LLC, serving as a Senior Manager in the Audit practice. “We’re extremely pleased to welcome Joe to Northwest Bank,” said Chief Financial Officer Doug Schosser. “He is a results-driven leader focused on continuous improvement, and his expertise and leadership will be essential as we continue to modernize our accounting practices and technology and work to achieve continued growth and success for our employees, customers and shareholders.”

Canfield, a certified public accountant, is a graduate of Miami University in Oxford, Ohio, the University of Pennsylvania’s Wharton Leadership Program and the ABA Stonier School of Banking. ABOUT NORTHWEST BANK Headquartered in Columbus, Ohio, Northwest Bancshares, Inc. is the bank holding company of Northwest Bank. Founded in 1896, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, as well as employee benefits and wealth management services. Currently, Northwest operates 131 full-service financial centers and eight free standing drive-through facilities in Pennsylvania, New York, Ohio and Indiana. Northwest Bancshares, Inc.'s common stock is listed on the NASDAQ Global Select Market ("NWBI"). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed on-line at www.northwest.com.